CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 24, 2020 on the financial statements of the Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund and Tactical Growth Allocation Fund, formerly each a series of Collaborative Investment Series Trust, predecessor funds to identically named series of the Tactical Investment Series Trust (collectively the “Funds”), and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 2 under the Securities Act of 1933 to the Funds Registration Statement on Form N-14 (File Nos. 333-253470, including the references to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus of the Funds.

Abington, Pennsylvania

May 26, 2021